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                                                                 EXHIBIT 23(b)





August 27, 1996


TNP Enterprises, Inc.
4100 International Plaza
P.O. Box 2943
Fort Worth, Texas 76113

Re:  Registration of 2,000,000 shares of Common Stock of TNP Enterprises, Inc.

Ladies and Gentlemen:

We have acted as special counsel to TNP Enterprises, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 and the amendments thereto (as amended, the "Registration Statement") originally filed on August 28, 1996, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of 2,000,000 shares of its Common Stock, no par value, assuming the full exercise of the Underwriters' over-allotment option.

We hereby consent to the filing of this consent with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the Prospectus forming a part of such Registration Statement.

Very truly yours,

/s/ Rubin, Katz, Salazar, Alley & Rouse

Rubin, Katz, Salazar, Alley & Rouse,
A Professional Corporation